EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-248820, 333-230445, 333-182902, 333-168483, 333-168481, 333-164939, 333-160532, 333-145290, 333-127911, 333-114017 and 333-49896) and Form S-1 (File Nos. 333-234712, 333-201334 and 333-219589) of Aethlon Medical, Inc. of our report dated June 24, 2021 relating to the consolidated financial statements of Aethlon Medical, Inc. and subsidiary appearing in the Annual Report on Form 10-K of Aethlon Medical, Inc. and subsidiary for the year ended March 31, 2021.

/s/ Baker Tilly LLP

San Diego, California

June 24, 2021